EXHIBIT 99.1

Acura Pharmaceuticals Reports 3rd Qtr 2010 Financial Results and Product Development Update

PALATINE, Ill., Nov. 2, 2010 (GLOBE NEWSWIRE) -- Acura Pharmaceuticals, Inc. (Nasdaq:ACUR) today reported a third quarter 2010 net loss of $2.6 million or $0.05 per share compared to net loss of $4.0 million, or $0.09 per share for the third quarter of 2009. For the nine months ended September 30, 2010, the Company reported a net loss of $9.8 million, or $0.21 per share compared to net loss of $11.8 million, or $0.26 per share for the same period in 2009. At November 2, 2010 we had cash and cash equivalents of approximately $25.5 million with no term indebtedness.

Our financial results include revenues relating to our License, Development and Commercialization Agreement (the "King Agreement") with King Pharmaceuticals Research and Development, Inc. ("King"), a wholly-owned subsidiary of King Pharmaceuticals, Inc. For the nine months ending September 30, 2010, we recognized revenues of $3.0 million, of which $0.9 million was from the amortized portion of the $30.0 million upfront cash payment received from King in December, 2007 and $2.1 million was from King's reimbursement of our research and development ("R&D") expenses for Acurox® with Niacin (oxycodone HCl/niacin) Tablets and Acurox® (oxycodone HCL) Tablets. For the same period in 2009 we recognized revenues of $3.1 million, of which $2.7 million was from the amortized portion of the $30.0 million upfront cash payment and $0.4 million was from reimbursement of our R&D expenses. For the third quarters ending September 30, 2010 and 2009, we recognized revenues of $0.3 million and $0.8 million, respectively, of which $0.2 million and $0.6 million, respectively, was from the amortized portion of the $30 million upfront cash payment and $0.1 million and $0.2 million, respectively, was from reimbursement of our R&D expenses.

R&D expenses, excluding our non-cash share-based compensation expenses,for the nine months ended September 30, 2010 increased by $1.9 million over the same period in 2009 due primarily to costs associated with conducting clinical studies on Acurox® with Niacin (oxycodone HCl/niacin) Tablets and other product candidates. R&D expenses for the three months ended September 30, 2010 remained essentially unchanged over the same period in 2009.  Marketing, general and administration expenses, excluding our non-cash share based compensation expenses, for the nine and three months ended September 30, 2010 decreased $0.7 million and $0.3 million over the same periods in 2009. The nine months ended September 30, 2009 includes income tax expense of $2.5 million associated with an increase in the deferred income tax asset valuation reserve during such period.

The Company's condensed consolidated balance sheets and statements of operations appear below.  Detailed financial statements are included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 filed with the Securities and Exchange Commission.

Acurox® (oxycodone HCl) Tablets (without niacin)

We and King Pharmaceuticals R&D ("King") are jointly developing opioid analgesic product candidates both with and without niacin utilizing our patented Aversion® Technology. In developing Acurox® Tablets (without niacin) we and King have completed two Phase 1 pharmacokinetic (PK) studies demonstrating: (a) Acurox® Tablets are bioequivalent to the anticipated reference listed drug under fasted conditions, and (b) Acurox® Tablets have greater total oxycodone plasma levels with a lower peak drug concentration under fed compared to fasted conditions. We expect these PK studies will provide the basis for establishing safety and analgesic efficacy of Acurox® Tablets for inclusion in a 505(b)(2) NDA submission to the FDA by King. We have also completed laboratory tests characterizing the impediments to abusing Acurox® Tablets by intravenous administration. In addition, King has completed a Phase 2 clinical like/dislike study of crushed Acurox® Tablets administered intranasally in recreational opioid abusers. On September 27, 2010, King and Acura met with the FDA to discuss the contents of an Acurox® Tablets NDA submission acceptable to FDA for filing. As a result of this pre-NDA meeting, we currently expect King to submit an NDA for Acurox® Tablets to the FDA in the first quarter of 2011.

A primary market research survey of 401 opioid prescribing physicians suggests that regardless of whether Acurox® Tablets contain niacin or do not contain niacin, Acurox® has the potential for garnering a substantial share of immediate release opioid analgesics prescriptions, although there can be no assurance in this regard. This finding was confirmed in a separate primary market research study of 435 physicians which concluded the particular combination of ingredients [i.e. with or without niacin] does not appear to have a substantial effect on the estimated brand market share potential.

Acurox® with Niacin (oxycodone HCl/niacin) Tablets

We and King are analyzing the results from study AP-ADF-114 (Study 114), an abuse liability study comparing the like/dislike scores of excess oral doses of Acurox® with Niacin Tablets to excess oral doses of oxycodone HCl tablets alone without niacin. Study 114 was not included in the original NDA filing for Acurox® with Niacin Tablets for which we received an FDA Complete Response Letter ("CRL") in June 2009. We intend to complete our Study 114 analyses and associated Clinical Study Report and respond to the FDA's CRL for Acurox® with Niacin Tablets.

All of our opioid product candidates utilizing Aversion® Technology (with or without niacin) are encompassed by two issued U.S. patents, which in combination with our anticipated product labeling and drug product listing strategies are anticipated to provide our opioid products licensed to King with protection from generic competition through the expiration of our patents in 2025.

Impede™ Technology

We have developed a pseudoephedrine hydrochloride (PSE) tablet product candidate utilizing our Impede® Technology. Impede™ Technology utilizes a proprietary mixture of functional inactive ingredients intended to limit or impede extraction of PSE from the tablets for use as a starting material in producing the illicit drug methamphetamine. The unique mixture of inactive ingredients in the Impede® PSE product candidate are generally recognized as safe.

We sponsored an independent pharmaceutical laboratory test of our Impede™ PSE tablets compared to Sudafed®* brand PSE tablets in an attempt to extract PSE from 100 x 30 mg tablets for conversion to methamphetamine using what we believe to be the three most commonly used conversion processes. The results of these tests demonstrated that while PSE was readily extracted from Sudafed® tablets, Impede® PSE effectively impeded the extraction of the PSE for conversion into methamphetamine. We are evaluating commercialization strategies for our Impede® PSE Tablets.

*Sudafed® is a registered trademark of Johnson and Johnson Corporation

Tender Offer by Pfizer, Inc. to Acquire All Outstanding Shares of King Pharmaceuticals, Inc.

On October 12, 2010 Pfizer, Inc. and King Pharmaceuticals, Inc. announced a tender offer by Pfizer to acquire all of the outstanding shares of King. Pfizer and King are targeting a late fourth quarter 2010 or first quarter 2011 closing assuming execution of the tender process and receipt of the appropriate regulatory clearances. Assuming this tender offer is successful, and depending on the structure of the Pfizer/King transaction, Pfizer will assume King's obligations under the King Agreement (if King does not survive as a subsidiary of Pfizer) or King will remain the responsible party under the Agreement (if King survives as a subsidiary of Pfizer).

About Acura Pharmaceuticals, Inc.

Acura Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in research, development and manufacture of product candidates intended to introduce limits or impediments to abuse and misuse utilizing our proprietary Aversion® and Impede® Technologies, and other novel technologies.

The Acura Pharmaceuticals, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4847

Forward Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The most significant of such factors include, but are not limited to, our ability and the ability of King (to whom we have licensed our Aversion® Technology for certain opioid analgesic products in the United States, Canada and Mexico) and the ability other pharmaceutical companies, if any, to whom we may license our technologies, to obtain necessary regulatory approvals and commercialize products utilizing such technologies, the ability to avoid infringement of patents, trademarks and other proprietary rights of third parties, and the ability to fulfill the U.S. Food and Drug Administration's ("FDA") requirements for approving our product candidates for commercial manufacturing and distribution in the United States, including, without limitation, the adequacy of the results of the laboratory and clinical studies completed to date and the results of laboratory and clinical studies we may complete in the future, to support FDA approval of our product candidates, the adequacy of the development program for our product candidates, including whether additional clinical studies will be required to support FDA approval of our product candidates, changes in regulatory requirements, adverse safety findings relating to our product candidates, the risk that the FDA may not agree with our analysis of our clinical studies and may evaluate the results of these studies by different methods or conclude that the results of the studies are not statistically significant, clinically meaningful or that there were human errors in the conduct of the studies or the risk that further studies of our product candidates are not positive or otherwise do not support FDA approval, whether or when we are able to obtain FDA approval of labeling for our product candidates for the proposed indications or for abuse deterrent features, whether our product candidates will ultimately deter abuse in commercial settings, and the uncertainties inherent in scientific research, drug development, laboratory and clinical trials and the regulatory approval process. Other important factors that may also affect future results include, but are not limited to: our ability to attract and retain skilled personnel; our ability to secure and protect our patents, trademarks and other proprietary rights; litigation or regulatory action that could require us to pay significant damages or change the way we conduct our business; our ability to compete successfully against current and future competitors; our dependence on third-party suppliers of raw materials; our ability to secure U.S. Drug Enforcement Administration quotas and source the active ingredients for our products in development; difficulties or delays in conducting clinical trials for our product candidates or in the commercial manufacture and supply of our products; and other risks and uncertainties detailed in our filings with the Securities and Exchange Commission. When used in this press release, the words "estimate," "project," "anticipate," "expect," "intend," "believe," and similar expressions identify forward-looking statements.

ACURA PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited)	(Audited)
	September 30,	December 31,
	2010	2009
Current assets	$ 26,314	$ 30,757
Property, plant and equipment, net	1,077	1,160
Total assets	$ 27,391	$ 31,917

Other current liabilities	$ 622	$ 452
Deferred program fee revenue - current	700	1,555
Stockholders' equity	26,069	29,910
Total liabilities and stockholders' equity	$ 27,391	$ 31,917

ACURA PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	(Unaudited) Nine Months Ended September 30,		(Unaudited) Three Months Ended September 30,
	2010	2009	2010	2009
Revenue
Program fee revenue	$ 855	$ 2,688	$ 233	$ 583
Collaboration revenue	2,097	397	59	225
Total revenue	2,952	3,085	292	808

Operating expense
Research and development expense	5,714	3,828	1,142	1,494
Marketing, general and administrative expense	7,025	8,680	1,716	3,284
Total operating expense	12,739	12,508	2,858	4,778
Loss from operations	(9,787)	(9,423)	(2,566)	(3,970)
Other income, net	17	131	15	20
Loss before income tax	(9,770)	(9,292)	(2,551)	(3,950)
Income tax expense	10	2,459	2	4
Net loss	$ (9,780)	$ (11,751)	$ (2,553)	$ (3,954)

Loss per share - basic and diluted	$ (0.21)	$ (0.26)	$ (0.05)	$ (0.09)
Weighted average shares - basic and diluted	46,992	45,839	47,100	45,992
CONTACT: Acura Pharmaceuticals
         Peter A. Clemens, SVP & CFO
         847-705-7709